Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-49363, 333-122186, 333-54060, 333-54062, 333-53982, 333-65694, 333-66650, and 333-109043 on Forms S-8 of our reports dated March 14, 2006, relating to the financial statements and financial statement schedule of GSI Commerce, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of GSI Commerce, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 14, 2006